EXECUTION COPY

SECOND AMENDMENT TO AGREEMENT
AND
PLAN OF MERGER

                  This Second Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of October ___, 2003, among Stratos Lightwave, Inc., a Delaware corporation (“Parent”), Sleeping Bear Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Sterling Holding Company, a Delaware corporation (the “Company”).

W I T N E S S E T H:

                  WHEREAS, Parent, Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of July 2, 2003, as amended as of August 19, 2003 (the “Agreement”); and

                  WHEREAS, the parties desire to amend and restate Section 1.14 of the Agreement.

                  NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                  1.     Amendment. Section 1.14 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  Section 1.14 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent or the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, the shares of Parent Preferred Stock, any cash in lieu of fractional shares of Parent Common Stock or Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 1.9 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.8.

                  2.     Authorization. Each party hereby represents to the other parties hereto that this Amendment has been duly authorized, executed and delivered by such party in accordance with Section 7.3 of the Agreement and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

                  3.     Miscellaneous. Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment shall be governed in all respects by the laws of State of Delaware. This Amendment may be executed in counterparts which together shall constitute a single agreement.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed and, by such signature, acknowledged by their respective officers thereunto duly authorized, and such signatures to be attested to by their respective officers thereunto duly authorized, all as of the date first written above.

STRATOS LIGHTWAVE, INC.

_________________________________
Name: James W. McGinley
Title: President and Chief Executive Officer

SLEEPING BEAR MERGER CORP.

_________________________________
Name: James W. McGinley
Title: President

STERLING HOLDING COMPANY

_________________________________
Name: Newell V. Starks
Title: Chairman